Exhibit 23.2

KPMG LLP

Suite 900

8350 Broad Street

McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navient Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia

May 28, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.